Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated April 10, 2008, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Shared-Based Payment, in 2006), of The Wet Seal, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K/A, as filed on May 1, 2008, of the Company for the year ended February 2, 2008.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California

September 10, 2008